EXHIBIT 10.32

CONFIDENTIAL TREATMENT REQUESTED

The asterisked (“*****”) portion of this document have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

BUSINESS TRANSITION SERVICES AGREEMENT

          BUSINESS TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of July 15, 2003, by and among Intelsat (Bermuda), Ltd., a Bermuda company (“Purchaser”), Loral Space & Communications Corporation, a Delaware corporation and as debtor and debtor-in-possession (“Loral Space”), and Loral SpaceCom Corporation, a Delaware corporation and as debtor and debtor-in-possession (“SpaceCom” and collectively with Loral Space, the “Sellers”). Each of Purchaser and each of the Sellers is referred to herein as a “Party.”

          WHEREAS, the Sellers, Loral Satellite, Inc., a Delaware corporation and as debtor and debtor-in-possession (“Loral Satellite”), Intelsat, Ltd., a Bermuda company, and Purchaser have entered into an Asset Purchase Agreement of even date herewith (the “Asset Purchase Agreement”), providing, among other things, for the sale by the Sellers and Loral Satellite, and the purchase by Purchaser, of all of the right, title and interest of the Sellers and Loral Satellite in and to the Purchased Assets (as defined in the Asset Purchase Agreement), which include certain geostationary earth orbit satellites referred to as Telstar 4, Telstar 5, Telstar 6 and Telstar 7, as well as the satellites referred to as Telstar 8 and Telstar 13, which are currently under construction (collectively, the “Satellites”);

          WHEREAS, in connection with the transactions contemplated under the Asset Purchase Agreement, Purchaser intends to operate the Transferred Business (as defined in the Asset Purchase Agreement) as an ongoing enterprise, and Purchaser has requested that SpaceCom provide certain services in support thereof prior to and following the closing of the transactions under the Asset Purchase Agreement (the “Closing”) as set forth in this Agreement;

          WHEREAS, the Asset Purchase Agreement contemplates that the Parties hereto shall have entered into this Agreement as of the date of the Asset Purchase Agreement;

          NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the Parties hereto agree as follows:

     1. Definitions.

          Except as otherwise defined in this Agreement, all capitalized terms used in this Agreement (including the Schedules hereto) shall have the meanings assigned to them in the Asset Purchase Agreement.

     2. Provision of Services.

          (a) Subject to and on the terms and conditions herein set forth, from and after the date contemplated by Section 2(b) and for the duration of the Transition Period (defined below), SpaceCom shall (i) provide to Purchaser the services described on Schedule A prior to the Closing and the services described on Schedule B following the Closing (each a “Service” and, collectively, the “Services”), and (ii) make reasonably available to Purchaser sufficient personnel who are employed or contracted by SpaceCom in order to provide such Services during the respective Service Periods (“Personnel”) subject to Section 3 and the parameters set forth in Schedules A and B.

          (b) SpaceCom shall commence providing the pre-Closing Services described on Schedule A following at least five Business Days’ prior written notice from Purchaser, which shall not be given until the later of (i) the expiration of any applicable waiting period under the HSR Act relating to the transactions contemplated by the Asset Purchase Agreement and (ii) the date that the Sale Order shall have been entered by the Bankruptcy Court. Such notice shall provide, without prejudice to any of Purchaser’s rights under the Asset Purchase Agreement, that it is not aware of any fact or circumstance that would prevent Closing from taking place; provided, however, that Purchaser shall not be estopped from asserting at any time in the future that a condition to Closing has not been satisfied based on facts or circumstances existing on the date of such certification. SpaceCom shall, to the extent required by this Agreement, continue to provide the pre-Closing Services until the date on which the Closing occurs. Nothing contained in this Agreement shall be construed to require any performance inconsistent with any requirements of law, including, without limitation, the FCC’s rules and the Communications Act and applicable export control laws.

          (c) SpaceCom shall provide each of the post-Closing Services described on Schedule B during an initial ***** term following the Closing, which Purchaser may extend for an additional ***** term and thereafter for successive 1-month terms up to but not exceeding a total of ***** for all such periods combined, by written notice given at least thirty (30) days in advance of the applicable renewal term (each, a “Service Period”). Notwithstanding anything in this Agreement to the contrary, Purchaser may terminate any Service sooner than the termination date of the relevant Service Period for that Service upon 30 days’ prior written notice to SpaceCom.

          (d) The term during which any Service is required to be provided in accordance with the foregoing is hereafter referred to as the “Transition Period.” The Transition Period and this Agreement shall terminate when SpaceCom’s obligation to provide Services pursuant to the terms of this Agreement shall have terminated.

          (e) SpaceCom shall perform the Services for Purchaser in a professional and workmanlike manner with the same degree of care, skill and prudence customarily exercised by it for its own operations and in its provision of similar services to itself and its subsidiaries, and in compliance with applicable law, provided, however, that in no event shall SpaceCom perform the Services for Purchaser with less than a reasonable degree of care, skill, and prudence or in a manner not consistent with good industry practice.

          (f) Following the Closing, Purchaser will make available to SpaceCom such of the Purchased Assets as SpaceCom shall reasonably request and that are necessary for the performance of the Services.

     3. Personnel.

          (a) If the employment of any Personnel performing Services for Purchaser is terminated by SpaceCom for any reason other than their commencement of employment with Purchaser, then SpaceCom shall, at Purchaser’s request, use its Best Reasonable Efforts to hire or reassign such personnel as SpaceCom deems necessary to provide the Services in accordance with the terms hereof. SpaceCom reserves the right to withdraw any Personnel who are engaged in providing Services to Purchaser provided it gives prior notification to Purchaser of such withdrawal and uses its Best Reasonable Efforts to hire or reassign such personnel as SpaceCom deems necessary to provide the Services in accordance with the terms hereof.

          (b) As soon as reasonably practicable after (i) SpaceCom receives formal notice that any Personnel intends to terminate his/her employment with SpaceCom or (ii) any Personnel has received formal notice of termination of his/her employment from SpaceCom, SpaceCom will provide notice thereof to Purchaser.

     4. Limitations on Scope of Services.

          (a) In providing the Services, SpaceCom shall not be obligated to: (i) maintain the employment of any specific employee; (ii) purchase, lease or license any additional equipment or software; (iii) pay or incur any costs related to the transfer or conversion of data to Purchaser or the utilization or engagement of any third party vendor or supplier, except to the extent reimbursed by Purchaser; or (iv) incur any material unreimbursed out-of-pocket expense in connection with its performance of the Services. Services shall be provided solely during normal business hours, except as otherwise provided in or required by the Schedules.

          (b) In assisting the Purchaser in the transfer of responsibility for the Services, SpaceCom shall not be responsible for the procurement of any and all hardware, software, computer systems, support, housing, data and other information technology systems necessary or desirable for Purchaser’s facilities to operate the Satellites, including but not limited to the procurement of all third party licenses (except those required to be obtained by SpaceCom pursuant to Section 9(a)) and vendor agreements.

          (c) If SpaceCom is unable to provide any of the Services because of a failure by Purchaser to supply information or materials necessary for SpaceCom to provide the Services, then the performance of such Services shall be suspended until SpaceCom and Purchaser have mutually agreed on an alternative approach.

     5. Access. Purchaser shall make available on a timely basis to SpaceCom all information and materials reasonably requested by SpaceCom to enable it to provide the Services. SpaceCom shall not be liable for any errors or omissions resulting from incorrect information provided by Purchaser.

     6. Payment.

          (a) It is understood and agreed that Purchaser has been granted a credit (the “Credit”) of ***** that shall be applied to offset the first ***** of SpaceCom charges for pre-Closing services that would otherwise be payable under this Agreement and the TT&C Transition Services Agreement being entered into among the parties as of the date hereof (the “TT&C TSA”). SpaceCom shall invoice Purchaser for fees for the Services rendered hereunder on a monthly basis (i) in the case of pre-Closing Services, taking into account the Credit, and in accordance with Section 6(b), and (ii) in the case of Services provided following the Closing, in accordance with the fees specified on Schedule B, and in each case Purchaser shall pay the amount of such invoice, which invoice shall include reasonably detailed documentation of the Services invoiced, in immediately available funds within 30 days of Purchaser’s receipt thereof.

All payments pursuant to this Agreement shall be made in U.S. dollars without any deduction or withholding for or on account of any set-off or tax unless such deduction or withholding is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, then in effect.

          (b) Fees for pre-Closing Services will be charged on an hourly basis, based on the actual hours of work performed by Personnel supplying such Services determined at a blended rate of ***** for such Services. Promptly following the execution of this Agreement, SpaceCom and Purchaser will work together to develop a pre-Closing Services implementation plan (including pre-Closing Services set forth in the TT&C TSA), designed to meet the pre-Closing training needs of Purchaser in an effective, efficient and cost-effective manner, which plan shall include cost estimates for the Services identified to be performed by SpaceCom over the pre-Closing period.

          (c) Promptly following the date hereof, SpaceCom and Purchaser will work together to prepare a breakdown of fees for Services set forth on Schedule B (“Breakdown”) to be mutually agreed between Purchaser and SpaceCom, consistent with the per month charges and sub-allocation set forth on Schedule B. In the event that Purchaser terminates any post-Closing Service, the fees payable to SpaceCom shall thereafter be reduced in accordance with the Breakdown and the scope of SpaceCom’s responsibilities will be correspondingly reduced.

     7. Force Majeure. SpaceCom’s obligations to perform the Services shall be suspended during the period and to the extent that SpaceCom is prevented or hindered from complying therewith by any cause beyond the reasonable control of SpaceCom, including, without limitation, acts of God, strikes, acts of terrorism, fire, flood, power failures or surges, epidemics, riots, theft, lock outs and other labor disputes, civil disturbances, injunctions and other government orders or legal requirements (whether under the export control laws or otherwise), accidents, acts of war or conditions arising out of or attributable to war (whether declared or undeclared). In such event, SpaceCom shall as soon as reasonably practicable give Purchaser notice of suspension, stating the Services to be suspended and the cause thereof, and SpaceCom shall resume the performance of such Services as soon as reasonably practicable after the cause of the suspension and the effects thereof that prevented or hindered SpaceCom from performing the Services shall cease to exist and shall so notify Purchaser. Should a force majeure event occur, at Purchaser’s request and at Purchaser’s sole cost and expense, SpaceCom shall, as promptly as reasonably practicable, migrate the Services that have been suspended due to the force majeure event to alternative facilities or another service provider as directed by Purchaser. Upon cessation of the force majeure event and the effects thereof that prevented or hindered SpaceCom from performing the Services, all obligations under this Agreement shall resume. SpaceCom shall not be liable for any damages, liability, interruption of Service or delay or failure to perform under this Agreement to the extent that such damages, liability, interruption, delay or failure results from a force majeure event as described in this Section 7.

     8. Access to Facilities: Rights in Data.

          (a) Purchaser may co-locate up to fifteen (15) full-time equivalent employees (who shall be U.S. citizens or lawful permanent U.S. residents) at SpaceCom’s Hawley and/or Bedminster facilities with access to facilities and key staff. SpaceCom shall provide office facilities for Purchaser’s employees, consisting of a reasonable amount of office space, office furniture, office supplies, desk-top computers (with e-mail and internet access capabilities) equipped with operating system software and necessary business software applications, regular parking facilities, local, long distance and international telephone service and access to copy and facsimile machines. Purchaser shall use its Best Reasonable Efforts to ensure that all of its personnel located at SpaceCom’s premises as contemplated by the Schedules hereto adhere to applicable security and corporate rules and regulations. It is understood and agreed that such personnel will be assigned to designated areas of SpaceCom’s premises, and may require SpaceCom escorts when the scope of their work requires them to enter other parts of the premises.

          (b) Purchaser acknowledges that, other than as provided in the Asset Purchase Agreement or any of the Ancillary Agreements, it is not entitled to any intellectual property rights (including any and all patent, trademark, service mark, copyright, trade secrets, design rights, know-how, confidential information and all other intellectual or industrial property rights whether or not registered or capable of registration) which subsist in any and all data, text, drawings, know-how, graphics, code or other information in electronic or tangible form supplied to Purchaser by SpaceCom or accessed by Purchaser in the course of the provision of the Services, whether created in the course of performing its obligations to Purchaser or not, provided, however, SpaceCom hereby grants Purchaser a perpetual, non-exclusive, world-wide, royalty-free, irrevocable and assignable license to use such data or other information to the extent left in Purchaser’s possession. Purchaser agrees not to contest the validity, ownership or enforceability of SpaceCom’s rights in and to any such data or other information.

          (c) On the date SpaceCom begins providing the pre-Closing Services, SpaceCom shall (i) be deemed to have granted a limited, terminable at Closing, non-exclusive, non-transferable development license to run one copy of the software application code for the TMS, VECS, Contracts Database, Billing System and LMS in a Purchaser-provided and Purchaser-managed test environment for Purchaser’s internal test purposes only (the “Development License”) and for the term of this Agreement (ii) promptly provide to Purchaser sample data (which, in SpaceCom’s discretion and subject to applicable law may include dummy data or actual data) that will be delivered by SpaceCom at Closing as reasonably requested by Purchaser. All software application code, material and data provided pursuant to this provision is proprietary and confidential to SpaceCom and shall be treated as Information pursuant to Section 13 of this Agreement. Purchaser shall not transfer, distribute, sublicense, create derivative works or provide third party access to any of the development copies of the software or test data. The Development License, application code software provided pursuant thereto, as well as all test data, will be provided on an “AS IS” basis and SpaceCom will not and does not make any representation or warranty whatsoever with respect to functionality, performance, suitability for particular purpose, non-infringement, or on any other basis, direct or implied. Purchaser assumes all liabilities and risks associated with its receipt and use of the development software and test data and SpaceCom is not liable for any loss, damage, expense or cost of that may arise from delivery or use including any fault or failure in the operation of such software and test data. Purchaser is responsible for providing the necessary resources for using the development copy of the TMS, VECS, Contracts Database, Billing System and LMS software and test data, including, computer hardware, computer systems (ie. UNIX, and commercially available databases such as C-ISAM and Oracle), test facilities, computer programmers and operators to load, configure, operate and test the software. SpaceCom shall have no responsibilities or obligations to Purchaser with respect to the matters contemplated by this Section 8(c) other than to provide the development copies of the software and the test data. Acceptance by Purchaser of such Development License or test data shall not be deemed a waiver by Purchaser of any of Purchaser’s representations, warranties or rights under the Purchase Agreement or any Ancillary Agreement (other than this Agreement). Grant by SpaceCom of such Development License and delivery by SpaceCom of such test data shall not be deemed a waiver by SpaceCom of any of SpaceCom’s representations, warranties or rights under the Purchase Agreement or any Ancillary Agreement (other than this Agreement).

     9. Warranties. Except as provided for herein, SpaceCom makes no warranties of any kind, whether express or implied, for the provision of Services. SpaceCom specifically disclaims any express, implied and statutory warranties, including, without limitation, warranties of merchantability or fitness for any particular purpose and non-infringement of proprietary rights, all of which are expressly disclaimed to the fullest extent permitted by law. SpaceCom hereby represents and warrants to, and covenants with, Purchaser that:

          (a) SpaceCom will comply in all material respects with all laws and regulations applicable to SpaceCom in connection with its provision of the Services hereunder, and will maintain all permits, licenses, and other authorizations required to so comply with such laws and regulations.

          (b) The Services shall be performed in accordance with Section 2(e) hereof.

          (c) SpaceCom shall keep all its equipment, software, and facilities that are necessary to, or useful in, the performance of the Services for Purchaser in good working condition and repair, subject to Section 2(e) hereof.

          (d) SpaceCom shall include in any proposed plan of reorganization the assumption, reinstatement and ongoing performance by SpaceCom of this Agreement.

          Loral Space hereby represents and warrants to, and covenants with, Purchaser that Loral Space shall include in any proposed plan of reorganization the assumption, reinstatement and ongoing performance by Loral Space of this Agreement.

     10. Limitation of Liability. In no event shall any Party be liable for any indirect, special, punitive, consequential, or incidental damages, including, but not limited to, lost profits, income, or revenue, arising out of the performance of this Agreement, even if such Party is advised of such damages. SpaceCom disclaims all liabilities associated with (i) the delivery or transmission of any virus, worm, Trojan horse, logic bomb or other disruptive device, provided that SpaceCom has utilized reasonable commercially available security measures in connection therewith, or (ii) any delays, non-deliveries, downtime, cessation or interruption of, or any defect in all or any component part of any of the equipment, electronics, programs, networks, data, applications, software or systems of Purchaser, including but not limited to those located at Purchaser’s facilities or any part or component thereof. In no event shall SpaceCom be liable for any failures by Purchaser or its agents (which does not include any Personnel or the Sellers or their respective agents or employees) in the testing and/or implementation of Purchaser’s systems to operate the Satellites, whether before, during or after the Transition Period.

     11. Indemnification. Each party (the “Indemnifying Party”) hereby agrees to defend, indemnify, and hold harmless the other Parties and their agents, employees, officers, and directors from and against any damages, costs (including reasonable attorneys’ fees), losses, or other liabilities (hereinafter, collectively, a “Loss”), which any of the foregoing may incur with respect to any claim, demand, or action involving personal injury or loss of tangible personal property, to the extent that such Loss arises out of or relates to the Indemnifying Party’s breach of this Agreement. This Section 11 shall survive the termination of this Agreement.

     12. Termination.

          (a) Unless otherwise provided herein, this Agreement shall terminate as set forth in Section 2(c) hereof. If any Party (the “Defaulting Party”) shall fail to perform or default in the performance of any material obligation under this Agreement, the Party suffering such default (the “Non-Defaulting Party”) may give written notice to the Defaulting Party specifying the nature of such failure or default and stating that the Non-Defaulting Party intends to terminate this Agreement if such failure or default is not cured within thirty (30) days of such written notice (or within ten (10) days, in the event of a default in the payment of money). If any such failure or default is not cured within the applicable cure period, the Non-Defaulting Party may immediately elect to terminate this Agreement. In the event that Purchaser terminates this Agreement due to SpaceCom’s material breach, SpaceCom shall be liable to Purchaser for any and all direct, out-of-pocket additional costs and expenses incurred by Purchaser in using its Best Reasonable Efforts to perform the Services directly, or have such Services performed for Purchaser, for the duration of the Transition Period over and above the amounts that would have been payable to SpaceCom for such Services hereunder, and SpaceCom shall have no other liability with respect to such costs and expenses.

     13. Confidentiality. Each of Purchaser and SpaceCom hereby acknowledges that certain confidential information (the “Information,” which term shall include all information in respect of the business of Purchaser or SpaceCom, including, without limitation, any ideas, business methods, finances, prices, business, financial, marketing, development or manpower plans, customer lists or details, computer systems and software, know-how or other matters connected with the products or services marketed, provided or obtained by Purchaser or SpaceCom and information concerning their respective relationships with actual or potential customers and the needs and requirements of such persons may be disclosed to the other Parties and the other Parties’ employees, agents and subcontractors as a result of the performance of the Services subject to the provisions of Section 13(a). Notwithstanding anything to the contrary herein, this Section 13 shall not restrict in any way Purchaser’s use following the Closing of any Information necessary or desirable in connection with the continuing operation of the Transferred Business.

          (a) Each Party agrees with the other Parties in respect of all Information:

               (i) to keep the Information in strict confidence and secrecy;

               (ii) not to use the Information save for enjoying its rights and complying with its obligations under this Agreement;

               (iii) not to disclose the Information to any third party;

               (iv) to restrict the disclosure of any Information to (A) only such of its employees, agents, subcontractors and other persons who require such Information in the performance of their duties pursuant to this Agreement and (B) only such portions of the Information as the employees, agents, subcontractors and other persons referred to in this clause actually require for the performance of such duties and, in such circumstances, to ensure that such employees, agents, subcontractors and other persons are made aware of the confidential nature of the Information and that they are required not to disclose the Information except as permitted in this Section 13; and

               (v) Each Party shall return to the relevant Party any portion of Information in whatever form it may be and all copies thereof at such time as such portion of Information is no longer required in connection with the provision of Services under this Agreement, and all Information in whatever form it may be and all copies thereof shall be returned to the relevant Party and each Party shall confirm that no Information has been retained in its possession or under its control on termination of this Agreement.

          (b) Section 13(a) shall not prevent the disclosure of Information which:

               (i) the disclosing Party (or one of its officers, directors, employees, agents or other representatives) is legally obligated to make;

               (ii) is made for a proper purpose to (1) a public authority, (2) a court of law or otherwise in any legal proceeding or arbitration, or (3) the auditors of, or any lawyer or professional person acting for, a Party; or

               (iii) is in the public domain other than by reason of a breach of any obligation owed pursuant to this Agreement, provided that a confidential filing with a Governmental Authority shall not be considered as being in the public domain.

          (c) This obligation of confidentiality shall survive any termination of this Agreement.

     14. Relationship of Parties. Each Party in performing its obligations and duties hereunder shall be conclusively deemed to be an independent contractor and not under the control or supervision of the other Parties hereto and nothing in this Agreement shall be read to create any agency, partnership or joint venture of Purchaser and Loral Space or SpaceCom or to create any trust or other fiduciary relationship between them.

     15. Entire Agreement. This Agreement, together with the applicable provisions of the Asset Purchase Agreement, constitutes the entire agreement of the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, with respect to the subject matter hereof.

     16. Assignment. Neither Loral Space nor SpaceCom may assign its rights or obligations under this Agreement without the prior written consent of Purchaser, and Purchaser may not assign its rights or obligations under this Agreement without the prior written consent of SpaceCom, in each case which consent shall not be unreasonably withheld; provided, however, that Purchaser may (i) assign its rights or obligations hereunder without such consent to an Affiliate and (ii) assign, pledge and grant a security interest in its right, title and interest, in, to and under this Agreement and its rights hereunder as collateral security for any present or future indebtedness of Purchaser, Parent or any of its Affiliates.

     17. Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by each of the Parties hereto.

     18. Waiver. Failure or delay by any Party to this Agreement in exercising any right or remedy of that Party under this Agreement shall not operate as a waiver of such right or remedy, nor shall any single or partial exercise of any right or remedy preclude any other or future exercise of such right or remedy or the exercise of any other right or remedy. Any waiver of a breach of, or a default under, any of the terms of this Agreement shall not be deemed a waiver of any subsequent breach or default, and shall in no way affect the other terms of this Agreement.

     19. GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH PARTY HERETO AGREES THAT IT SHALL BRING ANY ACTION OR PROCEEDING IN RESPECT OF ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTAINED IN OR CONTEMPLATED BY THIS AGREEMENT, WHETHER IN TORT OR CONTRACT OR AT LAW OR IN EQUITY, EXCLUSIVELY (A) IN THE BANKRUPTCY COURT TO THE EXTENT THAT THE BANKRUPTCY COURT HAS JURISDICTION OVER SUCH ACTION OR PROCEEDING, AND (B) IN ALL OTHER CASES IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (THE “CHOSEN COURTS”) AND (I) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE CHOSEN COURTS, (II) WAIVES ANY OBJECTION TO LAYING VENUE IN ANY SUCH ACTION OR PROCEEDING IN THE CHOSEN COURTS, (III) WAIVES ANY OBJECTION THAT THE CHOSEN COURTS ARE AN INCONVENIENT FORUM OR DO NOT HAVE JURISDICTION OVER ANY PARTY HERETO, (IV) AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY IN ANY SUCH ACTION OR PROCEEDING SHALL BE EFFECTIVE IF NOTICE IS GIVEN IN ACCORDANCE WITH SECTION 22 OF THIS AGREEMENT AND (V) ACKNOWLEDGES THAT THE OTHER PARTIES WOULD BE IRREPARABLY DAMAGED IF ANY OF THE PROVISIONS OF THIS AGREEMENT ARE NOT PERFORMED IN ACCORDANCE WITH THEIR SPECIFIC TERMS AND THAT ANY BREACH OF THIS AGREEMENT COULD NOT BE ADEQUATELY COMPENSATED IN ALL CASES BY MONETARY DAMAGES ALONE AND THAT, IN ADDITION TO ANY OTHER RIGHT OR REMEDY TO WHICH A PARTY MAY BE ENTITLED, AT LAW OR IN EQUITY, IT SHALL BE ENTITLED TO ENFORCE ANY PROVISION OF THIS AGREEMENT BY A DECREE OF SPECIFIC PERFORMANCE AND TO

TEMPORARY, PRELIMINARY AND PERMANENT INJUCTIVE RELIEF TO PREVENT BREACHES OR THREATENED BREACHES OF ANY OF THE PROVISIONS OF THIS AGREEMENT, WITHOUT POSTING ANY BOND OR OTHER UNDERTAKING.

     20. Severability. If any term, provision, covenant or condition of this Agreement, or the application thereof to any party or circumstance, shall be held to be invalid or unenforceable (in whole or in part) for any reason, the remaining terms, provisions, covenants, and conditions hereof shall continue in full force and effect as if this Agreement had been executed with the invalid or unenforceable portion eliminated, so long as this Agreement as so modified continues to express, without material change, the original intentions of the Parties as to the subject matter of this Agreement and the deletion of such portion of this Agreement will not substantially impair the respective benefits or expectations of the Parties to this Agreement.

     21. No Third-Party Beneficiary. The provisions of this Agreement are for the benefit solely of the Parties hereto and their permitted assigns, and no third party may seek to enforce or benefit from these provisions.

     22. Notices. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the Party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, or if sent by telecopier, provided that the telecopy is promptly confirmed by telephone confirmation thereof, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Party:

          To Purchaser:

Intelsat (Bermuda), Ltd.
Dundonald House
14 Dundonald Street West, Suite 201
Hamilton HM 09, Bermuda
Telecopy: +441-292-8300
Attn: President/CEO

          with a copy (which shall not constitute notice) to:

Intelsat Global Service Corporation
3400 International Drive, NW
Washington, DC 20008-3006
Telecopy: (202) 944-7529
Attn: General Counsel and Senior Vice President for
Regulatory Affairs

          with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
1701 Pennsylvania Avenue, NW
Washington, D.C. 20006

Telephone: (202) 956-7500
Telecopy: (202) 293-6330
Attn: Janet T. Geldzahler, Esq.

          To Sellers:

Loral Space & Communications Corporation
600 Third Avenue
New York, NY 10019
Telephone: (212) 697-1105
Telecopy: (212) 338-5320
Attn: General Counsel

          With a copy to:

Willkie Farr & Gallagher
787 Seventh Avenue
New York, NY 10019
Telephone: (212) 728-8000
Telecopy: (212) 728-8111
Attn: Bruce R. Kraus, Esq.

     23. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all such counterparts together shall constitute but one and the same instrument.

     24. Guaranty. Loral Space hereby guarantees the prompt and complete performance when due of all of SpaceCom’s obligations hereunder. Loral Space agrees that Purchaser and SpaceCom may in their sole and absolute discretion, without notice to or further assent of Loral Space and without in any way releasing, affecting or impairing the obligations under the foregoing guaranty, (i) waive compliance with, or any default under, or grant any other indulgences with respect to this Agreement, and (ii) agree to modify, amend or change any provisions of this Agreement. The obligations of Loral Space under this guaranty are continuing, absolute and unconditional, and shall not be released, discharged or in any way affected by assignment or transfer of this Agreement by any Party hereto. Loral Space and SpaceCom each waive any requirement that Purchaser seek enforcement of its rights against SpaceCom prior to seeking enforcement of its rights against Loral Space under this guaranty.

          IN WITNESS WHEREOF, SpaceCom, Purchaser and Loral Space have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

INTELSAT (BERMUDA), LTD.

By:	/s/ Ramu Potarazu

Title:	President

LORAL SPACECOM CORPORATION

By:	/s/ Eric J. Zahler

Title:	President and
Chief Operating Officer

LORAL SPACE & COMMUNICATIONS
CORPORATION

By:	/s/ Eric J. Zahler

Title:	President and
Chief Operating Officer

Schedule A
Pre-Closing Services

Definitions (applicable to Schedules A and B)

“Reasonable access” as used herein shall include, in addition to meanings assigned below, access to SpaceCom’s Hawley and/or Bedminster facilities on weekdays from 8:00 AM to 6:00 PM Eastern time, and extended hours or weekends upon request of Purchaser, in which case any additional cost of SpaceCom security will be at Purchaser’s expense.

“Reasonable access” shall include access to such information related to customers and contracts of SpaceCom that Purchaser is acquiring and shall not include access to any information related exclusively to customers or contracts of SpaceCom that are not being acquired by Purchaser.

“Employees of Purchaser” shall mean those who have been approved for the respective access by SpaceCom security, including any applicable approvals for ITAR access.

Function			Services to be provided by SpaceCom to Purchaser

1.	Training	a.	With regard to each of the business functions identified below, the assistance of SpaceCom key personnel to train employees of Purchaser in their respective functions will be provided. Such training may begin with informal “discovery” workshops and inquiry-response activities focused on the capture of key information about the SpaceCom business functions, operations, processes, procedures, and documentation to acquaint employees of Purchaser with SpaceCom operations related to assets to be acquired. Subsequent training may include one-on-one and small group sessions, assisted review of documentation, or other methods of knowledge transfer appropriate to the subject matter. Reasonable access to existing training material for both business and technical audiences will be provided to employees of Purchaser in each of the functional business areas identified below in connection with such training.

		b.	Over the course of the pre-Closing period, SpaceCom will provide training services for up to fifteen (15) full-time equivalent (FTE) employees of Purchaser designated by Purchaser in accordance with the terms of this Agreement, provided that SpaceCom shall not be required to develop new training materials. For the avoidance of doubt, copying and provision of documents, documentation and training materials under this Agreement will not be considered “training” under this Agreement and Purchaser will not be charged for such copying and provision.

		c.	Additional targeted training assistance upon request to facilitate satisfactory attainment of Purchaser’s training goals in each of the functional business areas identified below.

Function			Services to be provided by SpaceCom to Purchaser

2.	Business Systems	a.	Reasonable access for up to five (5) information technology employees of Purchaser for no less than fifteen (15) hours per week to (a) key SpaceCom staff with in-depth business and technical knowledge of the following Business Systems, and (b) existing system documentation, hardware inventory lists, and processes utilized by each of the following Business Systems for the indicated purposes:

• Planning and Assignment Control Management: to manage carriers, earth stations, satellite loading and connectivity configuration

• Contract Management and Customer Services: to manage customer contracts, accounts, contacts, customer contingency plans and customer service related functions

• Booking & Carrier Services: to manage scheduling, reservations, booking and carrier access transactions and booking and carrier activation

• Trouble Ticketing Services: to manage customer trouble tickets and problem management

• Financial Services: to manage general ledger, procurement, PO tracking, accounts payables, accounts receivables, fixed assets, and billing and invoices

• Sales and Forecasting Services: to manage sales and forecasting efforts

		b.	System documentation will include existing requirements, design documents, interface documents, test plans, training materials, and data structure descriptions for such systems as the contract management application; Loading Plans Excel; LMS; Oracle Financials; SalesLogix application; TMS; VECs; trouble ticketing; and GAIN if it is to be acquired. If any new system documentation is created in the normal course of SpaceCom’s business, such new system documentation will be provided to Purchaser.

		c.	SpaceCom will permit Purchaser to install and configure the VECS, TMS (and GAIN if it is to be acquired) software in a non-operational environment using Purchaser’s computer systems, development systems and employees. SpaceCom staff with in depth business knowledge of the software and hardware configurations will be available to Purchaser for consultation and advice.

		d.	Copies of all data in the Business Systems listed above in a print and/or electronic format to be agreed upon by the parties to provide support for transition and/or conversion efforts. Purchaser shall perform any such conversion and SpaceCom staff with in-depth business knowledge will be available to Purchaser for consultation and advice.

3.	Sales & Marketing		Reasonable access for up to two (2) Sales & Marketing employees of Purchaser for no less than ten (10) hours per week to (a) key SpaceCom Sales & Marketing staff with in-depth knowledge of the customers and contracts that Purchaser is acquiring, and (b) sales management reports, customer meeting minutes, customer files, customer contracts and contact information, as well as miscellaneous customer information for such customers and contracts.

4.	Sales Support		Reasonable access for up to two (2) sales support employees of Purchaser for no less than ten (10) hours per week to (a) key SpaceCom staff with in-depth knowledge of the sales engineering function that supports the customers and contracts that Purchaser is acquiring; (b) key staff with in-depth business and technical knowledge of the following key sales support processes: capacity planning, sales engineering, satellite system utilization & optimization, link budget calculations and transmission plan assessment; and (c) spacecraft health & status reports, communications payload information, transmission plans for all operational or planned service, technical contact information for all earth station operators accessing the space segment and TTC&M sites, and planning and frequency management tools.

Function		Services to be provided by SpaceCom to Purchaser

5.	Billing	Reasonable access for one (1) Billing employee of Purchaser for no less than ten (10) hours per week to (a) key SpaceCom staff with in-depth business and financial knowledge of the Billing function that supports the customers and contracts that Purchaser is acquiring, and (b) invoicing processes, standard operating procedures, rate cards, revenue and billing data, and miscellaneous customer billing information related to those customers and contracts.

6.	Credit & Collections	Reasonable access for one (1) collections employee of Purchaser for no less than 10 hours per week to (a) key SpaceCom staff with in-depth knowledge of the credit & collections function that supports the customers and contracts that Purchaser is acquiring, and (b) customer contact history, accounts receivable data and history, credit evaluation and scoring, bad debt reserve analysis and analysis history

7.	VOC/IOC	Reasonable access for up to five (5) VOC/IOC employees of Purchaser for no less than twenty (20) hours per week to (a) key SpaceCom staff with in-depth knowledge of the reservations, scheduling, booking & carrier access functions; (b) all standard operating procedures, training materials, detailed schematics of the video monitoring system, quality and control processes, restoration plans, interference mitigation procedures; and (c) all support tools, including but not limited to wave form monitor, spectrum analyzers, vector scope, and audio analog and digital monitoring equipment.

8.	Facilities	SpaceCom will provide assigned workstation areas at its Hawley and Bedminster facilities for up to fifteen (15) FTE employees of Purchaser.

Schedule B
Post-Closing Services

Pricing (applicable to Schedule B)

Per month charges:	*****

Sub-allocations:	***** for services provided for Purchaser’s VOC/IOC Function

***** for all other services

Function			Services to be provided by SpaceCom to Purchaser	Service Level Agreements

1.	Shadowing and Monitoring	a.	Continuation of pre-closing Reasonable access for employees of Purchaser to key staff, software, hardware, and documentation in all functional business areas identified herein for purpose of shadowing (observing) all SpaceCom business operations related to the assets, customers, and contracts acquired by Purchaser. Shadowing will be facilitated to provide employees of Purchaser adequate opportunity to ask questions, gain fuller understanding of actual functional performance, and familiarize Purchaser with specific customer preferences and requirements.	With regard to its performance during the Transition Period of business and technical functions and services related to the assets, contracts, and customers acquired by Purchaser, SpaceCom shall assign an adequate number of personnel to perform the functions and services who are properly trained and qualified, and SpaceCom shall use best efforts to retain such personnel for the duration of the Transition Period.

		b.	With regard to the business functions associated with technical operations, the assistance of key SpaceCom personnel to permit VOC/IOC employees of Purchaser in their respective functions at Purchaser’s facilities to shadow their analogous SpaceCom employees in the performance of their tasks through appropriate bridges and shared systems.

		c.	Shadowing will be facilitated to permit Purchaser to monitor quality and timeliness of performance and level of service availability during the Transition Period in all business functional areas identified herein with regard to assets, customers, and contracts acquired by Purchaser.

2.	Training		Additional targeted training assistance upon request to facilitate satisfactory attainment of Purchaser’s training goals in each of the functional business areas identified below, provided that such additional targeted training assistance shall not require SpaceCom to develop new training materials.

Function			Services to be provided by SpaceCom to Purchaser		Service Level Agreements
3.	Business Systems	a.	Continued support of existing business systems or COTS software, working with the Purchaser transition team in each of the following functional areas:		Maintain same level of service quality and availability as is provided to SpaceCom customers in support of SpaceCom business operations; no degradation of pre-Closing level of service quality and availability

			•	Planning and Assignment Control Management

			•	Contract Management and Customer Services

			•	Booking and Carrier Services (existing business systems to include TMS, VEC, and GAIN)

			•	Trouble Ticketing System

			•	Financial Services (to include software used for general ledger, procurement, PO tracking, accounts payables, accounts receivables, fixed assets, billing and invoices)

			•	Sales and Forecasting Services

In each case, the system solutions shall ensure segregation of business information between the Purchaser and SpaceCom networks, and maintain separate records for acquired contracts

		b.	Full data exports pertaining to assets acquired by Purchaser from the following systems once for unit testing, once for system testing and once for the final data delivery: contract management application; Loading Plans Excel; LMS; Oracle Financials; SalesLogix application; TMS; VECS; trouble ticketing; and GAIN (if it is acquired). If this Agreement is extended for an additional Service Period, Loral Space will provide an additional full data export of such systems for each such Service Period.

		c.	Transfer to Purchaser of the toll free telephone numbers (appropriate bridges) used by customers acquired by Purchaser, which will be retained after expiration of Transition Period.

		d.	Maintenance of the following:

			•	continued user access to LAN and telephony services at SpaceCom’s Hawley/Bedminster facilities, including support and connectivity at any necessary PBX, switch, or router

			•	continued user support and help desk services

			•	continued access to SpaceCom email to specified Purchaser employees

			•	continued storage of archived business and customer files in off-site back-up

4.	Sales and Marketing		Mutually agreed-upon and facilitated customer introductions and hand-offs by SpaceCom to Purchaser		Maintain same level of service quality and availability as is provided to SpaceCom customers in support of business operations; no degradation of pre-Closing level of service quality and availability

Function			Services to be provided by SpaceCom to Purchaser	Service Level Agreements

5.	Sales Support	a.	Continued management of sales support functions to include, without limitation, capacity planning and customer support during carrier activations. Notify Purchaser immediately on all matters in which service solutions are not available, and coordinate with Purchaser to address such situations to customer’s satisfaction.	Maintain same level of service quality and availability as is provided to SpaceCom customers in support of SpaceCom business operations; no degradation of pre-Closing level of service quality and availability

		b.	Continued preparation of communications payload information, transmission plans for all operational or planned service, technical contact information for all Earth Station Operators accessing the space segment, and planning and frequency management tools.

		c.	Furnish monthly written report on Quality Assurance Metrics, which reports will be of the same scope and level of quality and detail as is produced by SpaceCom on the date hereof. Furnish biweekly written report of operational errors.

		d.	SpaceCom shall cause to be provided communications payload information and IOT results in the form of printed reports and electronic data.

6.	Billing	a.	Continued management of all Billing functions performed pre-Closing, including monthly invoicing.	Maintain same level of service quality and availability as is provided to SpaceCom customers in support of SpaceCom business operations; no degradation of pre-Closing level of service quality and availability

		b.	Include statement on all bills/invoices that such bill/invoice is generated by SpaceCom on behalf of Intelsat.

		c.	Furnish monthly written report on Quality Assurance Metrics, which reports will be of the same scope and level of quality and detail as is produced by SpaceCom on the date hereof.

7.	Credit and Collections	a.	Continued management of all Credit and Collection functions performed pre-Closing, in coordination with Purchaser transition team and subject to Purchaser approval with regard to any new accounts and extensions or other adjustments to existing accounts.	Maintain same level of service quality and availability as is provided to SpaceCom customers in support of SpaceCom business operations; no degradation of pre-Closing level of service quality and availability

		b.	Furnish monthly written report on Quality Assurance Metrics, which reports will be of the same scope and level of quality and detail as is produced by SpaceCom on the date hereof.

Function			Services to be provided by SpaceCom to Purchaser		Service Level Agreements

8.	VOC/IOC	a.	Continued management of reservations, scheduling, booking and carrier activation functions for all customers and contracts acquired by Purchaser, including, without limitation, the following responsibilities:		Maintain same level of service quality and availability as is provided to SpaceCom customers in support of SpaceCom business operations; no degradation of pre-Closing level of service quality and availability.

			•	Respond to customer requests to activate services, to expand or reduce existing services, to start a new service, to modify service parameters (bandwidth, power, length of service, etc.)	In case of adverse events that may or do impact service or revenue, SpaceCom must include a representative of Purchaser in its escalation procedure

			•	Manage all carrier activations/deactivations

			•	Manage all carrier adjustments for all applicable services

			•	Update and maintain a customer database for operational services

			•	Manage customer inquiries pertaining to existing services

			•	Coordinate customer schedules and capacity utilizations

			•	Manage customer problems and fault resolution

			•	Maintain the LMS system

		b.	Furnish monthly written reports to Purchaser on carrier activations, deactivations, and adjustments to service; coordination of customer schedules and capacity utilizations; and customer problems and fault resolution. Such reports will be of the same scope and level of quality and detail as is produced by SpaceCom on the date hereof.

		c.	Facilitate Purchaser’s monitoring and quality assessments of services performed during the transition period through real-time telephone audit functions, site visits, and roll-over call capabilities, etc.

		d.	Furnish SpaceCom engineering support, as necessary, to enable Purchaser to replicate video hardware (L-Band Matrix) at Intelsat facilities.

		e.	Maintain viability of Disaster Recovery Plan

9.	Facilities	a.	Continued provision of assigned workstation area at SpaceCom’s Hawley and Bedminster facilities for up to fifteen (15) FTE employees of Purchaser, as in pre-Closing period.

		b.	Reasonable access to SpaceCom facilities for purpose of dismantling, packing, relocating, and moving transferred equipment, files, and other property acquired by Purchaser

B-4